Exhibit 99.1

Gilla Amends LOI to Acquire E-Liquid Manufacturer

MIAMI, FLORIDA – (June 9, 2015) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB:GLLA), a designer, marketer and distributor of electronic cigarettes, vaporizers, e-liquids and related accessories, announces that further to its news release of March 23, 2015, it has signed amendments to its letter of intent (the “LOI Amendment”) to acquire all of the issued and outstanding shares of a Florida based e-liquids manufacturer (the “Target”).

Pursuant to the LOI Amendment, the Company is to pay to the vendors $1.2 million in total consideration (the “Purchase Price”) as a combination of cash and promissory notes. On closing, the Company would pay to the vendors $300,000 in cash and issue three tranches of promissory notes, each tranche having a face value of $300,000 and due 4, 9 and 18 months from the closing date. The promissory notes will be non-interest bearing and at the option of the Vendors, up to one third of each promissory note can be paid in common stock of the Company calculated using the closing price on the date of issuance. The transaction is now expected to close on or before June 15, 2015, or such other date as mutually agreed.

This acquisition provides Gilla access to a United States based e-liquid manufacturing platform to provide custom private label e-liquids and flavoring, which will be immediately accretive and provide meaningful operational cash flow to the Company’s overall business. The market for electronic cigarettes and vaporizers has evolved significantly over the past year as more and more e-liquid manufacturing has begun to develop domestically throughout the United States and Europe. Gilla is embracing this opportunity to become a consolidator of the e-liquid manufacturing industry and the Company will continue to pursue acquisitions that add to this initial platform.

About The Target

The Target manufactures e-liquids, which is the nicotine based liquid used in an electronic cigarette or vaporizer that is then heated by the atomizer to deliver the sensation, taste and feel of smoking. E-liquids can vary in flavor, consistency, throat hit, and nicotine concentration (and may contain no nicotine at all). The Target manufactures primarily as a white-label service provider and supports a number of well-known brands within the industry.

About Gilla Inc.

Gilla Inc. designs, markets and distributes electronic cigarettes, vaporizers, e-liquids and related accessories. Gilla has a two-pronged business model: white-label solutions, including branding, marketing and sales support; and e-commerce solutions like Charlie’s Club, a members-only online e-cigarette monthly subscription service featuring free hardware and no contracts. E-cigarettes and vaporizers are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes and vaporizers do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements

Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gillainc.com, or contact:

Gilla Inc.
Mr. J. Graham Simmonds
Chairman and Chief Executive Officer
w: 1 (647) 503-6602
email: graham@gillainc.com
website: www.gillainc.com
twitter: @gillainc